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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption 'Experts' in the Registration Statement (Form S-3) and related Prospectus of Triarc Companies, Inc. (the Company) for the registration of $175,000,000 of its 5% Convertible Notes due 2023, 4,375,000 shares of its Class A common stock and 8,750,000 shares of its Class B common stock and to the incorporation by reference therein of our report dated February 2, 2001 with respect to the consolidated financial statements of Encore Capital Group, Inc. (formerly MCM Capital Group, Inc.) for the year ended December 31, 2000 included as Exhibit
99.1 to the Company's Annual Report (Form 10-K) for the fiscal year ended December 29, 2002, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Kansas City, Missouri
November 21, 2003